UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13D
(Rule 13d-101)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULE 13d-1(a) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(a)
(Amendment No. 6)1
Aspen Technology, Inc.

(Name of issuer)
Common Stock, par value $0.10

(Title of class of securities)
045327103

(CUSIP number)
Jarlyth H. Gibson, Compliance Officer 617-951-9493
C/o Advent International Corporation, 75 State Street, 29th Floor
Boston, MA 02109

(Name, Address and Telephone Number of Person Authorized to Receive
Notices and Communications)
September 28, 2010

(Date of event which requires filing of this statement)
     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box :.☐
     Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.
(Continued on following pages)
1   The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
     The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	045327103	Schedule 13D	Page	2	of	21

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent International Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		8,812,336

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		None

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		8,812,336

WITH	10	SHARED DISPOSITIVE POWER

None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,812,336

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.49%

14	TYPE OF REPORTING PERSON*

CO, IA

CUSIP No.	045327103	Schedule 13D	Page	3	of	21

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent International Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		8,649,037

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		None

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		8,649,037

WITH	10	SHARED DISPOSITIVE POWER

None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,649,037

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.31%

14	TYPE OF REPORTING PERSON*

PN

CUSIP No.	045327103	Schedule 13D	Page	4	of	21

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent Energy II Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		581,621

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		None

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		581,621

WITH	10	SHARED DISPOSITIVE POWER

None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

581,621

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.63%

14	TYPE OF REPORTING PERSON*

PN

CUSIP No.	045327103	Schedule 13D	Page	5	of	21

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent PGGM Global Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		123,365

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		None

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		123,365

WITH	10	SHARED DISPOSITIVE POWER

None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

123,365

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.13%

14	TYPE OF REPORTING PERSON*

PN

CUSIP No.	045327103	Schedule 13D	Page	6	of	21

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Digital Media & Communications III Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		569,617

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		None

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		569,617

WITH	10	SHARED DISPOSITIVE POWER

None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

569,617

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.61%

14	TYPE OF REPORTING PERSON*

PN

CUSIP No.	045327103	Schedule 13D	Page	7	of	21

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Digital Media & Communications III-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		282,007

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		None

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		282,007

WITH	10	SHARED DISPOSITIVE POWER

None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

282,007

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.30%

14	TYPE OF REPORTING PERSON*

PN

CUSIP No.	045327103	Schedule 13D	Page	8	of	21

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Digital Media & Communications III-B Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		70,485

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		None

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		70,485

WITH	10	SHARED DISPOSITIVE POWER

None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

70,485

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.08%

14	TYPE OF REPORTING PERSON*

PN

CUSIP No.	045327103	Schedule 13D	Page	9	of	21

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Digital Media & Communications III-C Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		1,128,000

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		None

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,128,000

WITH	10	SHARED DISPOSITIVE POWER

None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,128,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.21%

14	TYPE OF REPORTING PERSON*

PN

CUSIP No.	045327103	Schedule 13D	Page	10	of	21

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Digital Media & Communications III-D C.V.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Netherlands

	7	SOLE VOTING POWER

NUMBER OF		211,489

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		None

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		211,489

WITH	10	SHARED DISPOSITIVE POWER

None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

211,489

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.23%

14	TYPE OF REPORTING PERSON*

PN

CUSIP No.	045327103	Schedule 13D	Page	11	of	21

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Digital Media & Communications III-E C.V.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Netherlands

	7	SOLE VOTING POWER

NUMBER OF		141,004

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		None

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		141,004

WITH	10	SHARED DISPOSITIVE POWER

None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

141,004

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.15%

14	TYPE OF REPORTING PERSON*

PN

CUSIP No.	045327103	Schedule 13D	Page	12	of	21

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Global Private Equity III Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		1,233,729

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		None

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,233,729

WITH	10	SHARED DISPOSITIVE POWER

None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,233,729

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.33%

14	TYPE OF REPORTING PERSON*

PN

CUSIP No.	045327103	Schedule 13D	Page	13	of	21

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Global Private Equity IV Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		4,307,720

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		None

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,307,720

WITH	10	SHARED DISPOSITIVE POWER

None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,307,720

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.64%

14	TYPE OF REPORTING PERSON*

PN

CUSIP No.	045327103	Schedule 13D	Page	14	of	21

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent Partners (NA) GPE-III Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		3,137

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		None

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		3,137

WITH	10	SHARED DISPOSITIVE POWER

None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,137

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%

14	TYPE OF REPORTING PERSON*

PN

CUSIP No.	045327103	Schedule 13D	Page	15	of	21

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent Partners DMC III Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		32,689

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		None

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		32,689

WITH	10	SHARED DISPOSITIVE POWER

None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

32,689

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.04%

14	TYPE OF REPORTING PERSON*

PN

CUSIP No.	045327103	Schedule 13D	Page	16	of	21

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent Partners GPE-III Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		10,563

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		None

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		10,563

WITH	10	SHARED DISPOSITIVE POWER

None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,563

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.01%

14	TYPE OF REPORTING PERSON*

PN

CUSIP No.	045327103	Schedule 13D	Page	17	of	21

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent Partners GPE-IV Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		54,523

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		None

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		54,523

WITH	10	SHARED DISPOSITIVE POWER

None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

54,523

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.06%

14	TYPE OF REPORTING PERSON*

PN

CUSIP No.	045327103	Schedule 13D	Page	18	of	21

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent Partners II Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		62,387

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		None

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		62,387

WITH	10	SHARED DISPOSITIVE POWER

None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

62,387

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.07%

14	TYPE OF REPORTING PERSON*

PN

CUSIP No.	045327103	Schedule 13D	Page	19	of	21
Item 1. Security and Issuer
     This statement on Amendment No. 6 to Schedule 13D (“Amendment No. 6”) relates to the Reporting Persons’ beneficial ownership interest in the Common Stock, par value $0.10 per share, of Aspen Technology, Inc., a Delaware corporation (the “Corporation”). The address of the principal executive office of the Corporation is 200 Wheeler Road, Burlington, MA 01803. This Amendment No. 6 amends the initial statement on Schedule 13D filed with the Securities and Exchange Commission (the “Commission”) on August 22, 2003, as amended by Amendment No. 1 thereto filed with the Commission on June 6, 2006, Amendment No. 2 thereto filed with the Commission on July 26, 2006, Amendment No. 3 thereto filed with the Commission on December 15, 2006, Amendment No. 4 thereto filed with the Commission on December 22, 2006 and Amendment No. 5 thereto filed with the Commission on February 14, 2008 (as so amended, the “Schedule 13D”). This Amendment No. 6 is being filed by the Reporting Persons to amend Item 5. Terms defined in the Schedule 13D are used herein as so defined.
Item 5. Interest in Securities of the Issuer.
          Item 5 of the Schedule 13D is hereby amended as set forth in the following table which reports the aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person named in Item 2 of the Schedule 13D (based upon 92,892,014 shares of Common Stock outstanding as of September 1, 2010). The table has been amended to reflect sales made on behalf of each Reporting Person since Amendment No. 5 was filed. On September 28, 2010, the Reporting Persons listed below completed the sale of an aggregate of 20,700,000 shares of Commons Stock in an underwritten offering, at a price per share to the underwriters of $8.569. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3.

			Number of	Number of
	Number of	Percentage	Shares	Shares
	Shares	of Common	Acquired	Disposed of
	Beneficially	Stock	during Past	during Past
	Owned	Outstanding	60 Days	60 Days
Reporting Person
Advent International Corporation (1),(2)	8,812,336	9.49%	0	20,700,000
Advent International Limited Partnership (1)	8,649,037	9.31%	0	20,316,398
Advent Energy II Limited Partnership (1)	581,621	0.63%	0	1,366,214
Advent PGGM Global Limited Partnership (1)	123,365	0.13%	0	289,786
Digital Media & Communications III Limited Partnership (1)	569,617	0.61%	0	1,338,021
Digital Media & Communications III-A Limited Partnership (1)	282,007	0.30%	0	662,428
Digital Media & Communications III-B Limited Partnership (1)	70,485	0.08%	0	165,572
Digital Media & Communications III-C Limited Partnership (1)	1,128,000	1.21%	0	2,649,641
Digital Media & Communications III-D C.V. (1)	211,489	0.23%	0	496,786
Digital Media & Communications III-E C.V. (1)	141,004	0.15%	0	331,214
Global Private Equity III Limited Partnership (1)	1,233,729	1.33%	0	2,897,999
Global Private Equity IV Limited Partnership (1)	4,307,720	4.64%	0	10,118,737

Advent Partners (NA) GPE-III Limited Partnership (2)	3,137	0.00%	0	7,376
Advent Partners DMC III Limited Partnership (2)	32,689	0.04%	0	76,789
Advent Partners GPE-III Limited Partnership (2)	10,563	0.01%	0	24,815

CUSIP No.	045327103	Schedule 13D	Page	20	of	21

			Number of	Number of
	Number of	Percentage	Shares	Shares
	Shares	of Common	Acquired	Disposed of
	Beneficially	Stock	during Past	during Past
	Owned	Outstanding	60 Days	60 Days
Advent Partners GPE-IV Limited Partnership (2)	54,523	0.06%	0	128,074
Advent Partners II Limited Partnership (2)	62,387	0.07%	0	146,548
Total Group	8,812,336	9.49%	0	20,700,000

(1)	Advent International Corporation (“AIC”) is the General Partner of Advent International Limited Partnership (“AILP”) which in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

(2)	AIC is the General Partner of the indicated Reporting Person. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated reporting persons. The beneficial ownership of AIC derives from such power.

(b)	Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

CUSIP No.	045327103	Schedule 13D	Page	21	of	21
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
September 30, 2010
Global Private Equity IV Limited Partnership
Global Private Equity III Limited Partnership
Advent PGGM Global Limited Partnership
Digital Media & Communications III Limited Partnership
Digital Media & Communications III-A Limited Partnership
Digital Media & Communications III-B Limited Partnership
Digital Media & Communications III-C Limited Partnership
Digital Media & Communications III-D C.V.
Digital Media & Communications III-E C.V.
Advent Energy II Limited Partnership
By: Advent International Limited Partnership,
       General Partner
By: Advent International Corporation,
       General Partner
By: Jarlyth H. Gibson, Compliance Officer*
Advent International Limited Partnership
Advent Partners II Limited Partnership
Advent Partners GPE-IV Limited Partnership
Advent Partners GPE-III Limited Partnership
Advent Partners (NA) GPE-III Limited Partnership
Advent Partners DMC-III Limited Partnership
By: Advent International Corporation,
       General Partner
By: Jarlyth H. Gibson, Compliance Officer *
ADVENT INTERNATIONAL CORPORATION
By: Jarlyth H. Gibson, Compliance Officer *
*For all of the above:
/s/ Jarlyth H. Gibson
Jarlyth H. Gibson, Compliance Officer